Exhibit 99

FOR IMMEDIATE RELEASE	Contacts: Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627 or (847) 615-1538

TARGET CORPORATION SECOND QUARTER

EARNINGS PER SHARE $0.70

MINNEAPOLIS, August 10, 2006 — Target Corporation today reported net earnings for the second quarter ended July 29, 2006 of $609 million, or 70 cents per share, compared with $540 million, or 61 cents per share in the second quarter ended July 30, 2005. All earnings per share figures refer to diluted earnings per share.

“We are pleased with our second quarter and year-to-date results,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “We continue to believe Target will deliver strong sales and profit performance in 2006 and generate another year of profitable market share growth even in light of the challenges posed by the current economic environment.”

Total revenues in the second quarter increased 11.3 percent to $13.347 billion from $11.990 billion in 2005, driven by the contribution from new store expansion, a 4.6 percent increase in comparable store sales and the contribution of our credit card operations. (Total revenues include retail sales and net credit card revenues. Comparable-store sales are sales from stores open longer than one year.)

Earnings before interest expense and income taxes (EBIT) in the second quarter of 2006 increased 15.9 percent to $1.134 billion, compared with $979 million in the second quarter a year ago. Both our core retail operations and our credit card operations contributed significantly to this EBIT growth. Within our retail operations, gross margin rate was essentially unchanged from an exceptional prior year level, while the company’s expense rate in the quarter was somewhat unfavorable to the prior year. (Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

Net interest expense for the quarter increased $30 million compared with second quarter 2005, primarily due to higher average debt balances, and to a lesser extent, due to a higher average portfolio rate.

Earnings before taxes (EBT) in the second quarter totaled $994 million, representing an increase of $125 million, or 14.5 percent, from the same period in 2005. The contribution from the company’s credit card operations to these results was $168 million, an increase of $58 million, or 52.7 percent, from a year ago.

—more —

Other Factors

The company’s effective income tax rate for the second quarter was 38.8 percent in 2006 compared with 37.9 percent in 2005. For the full year, the effective income tax rate is now expected to be between 38.3 and 38.8 percent.

The company has Board authorization to repurchase $5 billion of its common stock. Under this program, the company repurchased $550 million of its common stock during the second quarter of 2006, acquiring 11.3 million shares at an average price of $48.63 per share. Program to-date, the company has acquired 69.5 million shares of its common stock at an average price per share of $48.55, reflecting a total investment of approximately $3.37 billion. The company expects to continue to execute this program primarily in open market transactions, subject to market conditions, and expects to complete the total program by year-end 2008, or sooner.

Miscellaneous

Target Corporation will webcast its second quarter earnings conference call at 9:30am CDT today. Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on August 11, 2006. The replay number is (800) 642-1687 (passcode: 1291511).

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2005 Form 10-K.

Target Corporation’s operations include large, general merchandise discount stores and a fully integrated on-line business through which we offer a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. The company gives back more than $2 million each week to its local communities through grants and special programs. The company currently operates 1,444 Target stores in 47 states.

Target Corporation news releases are available at www.target.com.

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(Tables Follow)

2

CONSOLIDATED RESULTS OF OPERATIONS

	Thirteen Weeks Ended			Twenty-Six Weeks Ended
(Millions, except per share data)	July 29,	July 30,	%	July 29,	July 30,	%
(Unaudited)	2006	2005	Change	2006	2005	Change

Sales	$12,959	$11,667	11.1%	$25,453	$22,838	11.4%
Net credit card revenues	388	323	19.9	757	629	20.5

Total revenues	13,347	11,990	11.3	26,210	23,467	11.7

Cost of sales	8,686	7,828	11.0	17,159	15,384	11.5
Selling, general and administrative expenses	2,987	2,650	12.7	5,865	5,145	14.0
Credit card expenses	170	187	(9.5)	330	366	(9.9)
Depreciation and amortization	370	346	6.9	704	686	2.7

Earnings before interest expense and income taxes	1,134	979	15.9	2,152	1,886	14.1

Net interest expense	140	110	27.3	272	221	23.0

Earnings before income taxes	994	869	14.5	1,880	1,665	13.0

Provision for income taxes	385	329	17.1	718	631	13.7

Net earnings	$609	$540	12.9%	$1,162	$1,034	12.5%

Basic earnings per share:	$0.71	$0.61	15.8%	$1.34	$1.17	15.0%

Diluted earnings per share:	$0.70	$0.61	16.0%	$1.33	$1.16	15.0%

Weighted average common shares outstanding:
Basic	860.8	883.3		865.7	885.1
Diluted	867.2	891.2		872.4	892.4

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION
(Millions)	July 29,	July 30,
(Unaudited)	2006	2005

ASSETS
Cash and cash equivalents	$477	$696
Accounts receivable, net	5,540	5,012
Inventory	6,275	5,628
Other current assets	1,297	1,001
Total current assets	13,589	12,337

Property and equipment, net	20,257	18,023
Other non-current assets	1,577	1,559
Total assets	$35,423	$31,919

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$5,868	$5,472
Current portion of long-term debt and notes payable	1,257	753
Other current liabilities	2,535	1,812
Total current liabilities	9,660	8,037

Long-term debt	9,351	8,226
Deferred income taxes	768	973
Other non-current liabilities	1,271	1,161
Shareholders’ investment	14,373	13,522
Total liabilities and shareholders’ investment	$35,423	$31,919

Common shares outstanding	857.8	884.7

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION	Twenty-Six Weeks Ended
(Millions)	July 29,	July 30,
(Unaudited)	2006	2005

OPERATING ACTIVITIES
Net earnings	$1,162	$1,034

Reconciliation to cash flow:
Depreciation and amortization	704	686
Stock based compensation expense	38	57
Deferred income taxes	(112)	—
Bad debt provision	181	217
Loss on disposal of property and equipment, net	47	43
Other non-cash items affecting earnings	20	(33)
Changes in operating accounts providing/(requiring) cash:
Accounts receivable originated at Target	17	17
Inventory	(437)	(244)
Other current assets	48	191
Other non-current assets	5	(8)
Accounts payable	(400)	(307)
Accrued liabilities	64	73
Income taxes payable	(179)	(286)
Other	11	18
Cash flow provided by operations	1,169	1,458

INVESTING ACTIVITIES
Expenditures for property and equipment	(1,899)	(1,774)
Proceeds from disposal of property and equipment	15	13
Change in accounts receivable originated at third parties	(73)	(177)
Other	(111)	—
Cash flow required by investing activities	(2,068)	(1,938)

FINANCING ACTIVITIES
Increase in notes payable, net	748	—
Additions to long-term debt	750	—
Reductions of long-term debt	(750)	(513)
Dividends paid	(174)	(142)
Repurchase of stock	(900)	(533)
Stock option exercises	50	120
Stock-based compensation tax benefit	8	—
Other	(4)	(1)
Cash flow required by financing activities	(272)	(1,069)

Net decrease in cash and cash equivalents	(1,171)	(1,549)

Cash and cash equivalents at beginning of period	1,648	2,245

Cash and cash equivalents at end of period	$477	$696

(Unaudited)

NUMBER OF STORES, RETAIL SQUARE FEET and COMPARABLE-STORE SALES

Retail square feet in thousands; reflects total square feet less office, distribution center and vacant space.

	Number of Stores		Retail Square Feet
	July 29,	July 30,	July 29,	July 30,	%
	2006	2005	2006	2005	Change
Target General Merchandise Stores	1,282	1,210	156,036	146,096	6.8%
SuperTarget Stores	162	141	28,641	24,936	14.9
Total	1,444	1,351	184,677	171,032	8.0%

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005
Comparable-Store Sales	4.6%	6.7%	4.9%	6.5%

CREDIT CARD CONTRIBUTION TO EBT

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29,	July 30,	July 29,	July 30,
(millions)	2006	2005	2006	2005
Revenues
Finance charges	$273	$219	$532	$424
Interest expense (a)	(68)	(43)	(131)	(83)
Net interest income	205	176	401	341

Late fees and other revenues	80	74	160	148
Merchant fees
Intracompany	18	17	33	32
Third-party	35	30	65	57
Non-interest income	133	121	258	237

Expenses
Bad debt	93	111	181	217
Operations and marketing	77	76	149	149
Total expenses	170	187	330	366

Credit card contribution to EBT	$168	$110	$329	$212

As a percent of average receivables (annualized)	11.3%	8.2%	11.1%	7.9%

Net interest margin (annualized) (b)	13.9%	13.2%	13.5%	12.8%

RECEIVABLES

Period-end receivables	$6,041	$5,421
Average receivables	$5,936	$5,328	$5,945	$5,336
Accounts with three or more payments past due as a percent of period-end receivables	3.4%	3.0%

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Allowance at beginning of period	$476	$394	$451	$387
Bad debt provision	93	111	181	217
Net write-offs	(68)	(96)	(131)	(195)
Allowance at end of period	$501	$409	$501	$409

As a percent of period-end receivables	8.3%	7.5%	8.3%	7.5%

Net write-offs as a percent of average receivables (annualized)	4.6%	7.2%	4.4%	7.3%

(a)  Represents an allocation of consolidated interest expense based on estimated funding costs for average net accounts receivable and other financial services assets. Interest expense allocated to our credit card operations for the first, second, third, and fourth quarters 2005 totaled $40, $43, $50, and $59, respectively.

(b)  Net interest income divided by average accounts receivable.